EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nomura ETF Trust of our reports dated May 29, 2026, relating to the financial statements and financial highlights of Nomura Global Listed Infrastructure ETF, Nomura Energy Transition ETF, Nomura Tax-Free USA Short Term ETF, Nomura Focused Large Growth ETF, Nomura Focused Emerging Markets Equity ETF, Nomura National High-Yield Municipal Bond ETF, Nomura Focused International Core ETF, Nomura Transformational Technologies ETF and Nomura Tax-Free USA ETF, which appears in Nomura ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

July 29, 2026